Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Ashley Johnson, Media Relations    Jill Cuthbertson, Investor Relations
(800) 775-7290                        (972) 980-9917

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND

DALLAS (Feb. 5, 2015) - The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.28 per share on the common stock of the company. The dividend will be payable March 26, 2015 to shareholders of record as of March 6, 2015.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 24, 2014, Brinker owned, operated, or franchised 1,634 restaurants under the names Chili's® Grill & Bar (1,585 restaurants) and Maggiano's Little Italy® (49 restaurants).

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